SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[x]	Soliciting Material under Rule 14a-12

Money Market Obligations Trust

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

[ ] Fee paid previously with preliminary proxy materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

To the extent that Federated Investors, Inc., one of its subsidiaries, or its officers and directors, may be deemed to be participants in the solicitation of proxies from shareholders of MMOT in connection with the proposed proxy statement, additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed proxy statement will be included in, or incorporated into the proxy statement that MMOT intends to file with the SEC.

Shareholders of MMOT will be receiving in the mail a proxy statement, or an “Important Notice Regarding the Availability of Proxy Materials,” that provides additional information regarding the proposals. The proxy statement, and any other documents to be filed by MMOT with the SEC, may be obtained free of charge at the SEC's website at www.sec.gov or at FederatedInvestors.com.  Shareholders should read the proxy statement carefully before making any voting decision because it contains important information.

May 18, 2015

Verbal Script for Contacting Clients

As you know, based on a press release from February, we are planning to conduct a proxy of the Money Market Obligations Trust (“MMOT”). You and/or your clients may use one or more of the funds in this Trust. The purpose of the proxy would be for shareholders to elect trustees to the Board of Trustees of MMOT and to approve amendments to MMOT’s Declaration of Trust which will serve to modernize the Declaration of Trust to be more in line with current industry standards. Some of these changes would be in anticipation of the new SEC regulations.

So that you are prepared to address questions from your clients, would it be helpful to provide you with a copy of the proxy once it files? Would a Q&A with several points addressing the proxy content be of assistance?

Thank you for your time and we appreciate your assistance with this effort.